Contact:
Gerry Chaney, Chief Financial Officer (714) 414-4000

FOR IMMEDIATE RELEASE

PACIFIC SUNWEAR ANNOUNCES LEASE ACCOUNTING CORRECTIONS

     ANAHEIM, CA/February 23, 2005 -— Pacific Sunwear of California, Inc. (NASDAQ:PSUN) (the “Company”) today announced that it will correct its accounting for leases after the Company’s review of the matter and after discussion by management and the Audit Committee of the Board of Directors of the Company with Deloitte & Touche, LLP, its independent registered public accounting firm.

     After review of the February 7, 2005 letter from the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) to the Center for Public Company Audit Firms of the American Institute of Certified Public Accountants, which clarified existing generally accepted accounting principles (“GAAP”) applicable to leases and leasehold improvements, management and the Audit Committee of the Board of Directors of the Company determined on February 21, 2005 that the Company’s accounting for leases was not consistent with the accounting principles described in the SEC’s letter. The Company’s previously issued consolidated financial statements should no longer be relied upon.

     In prior periods, the Company’s consolidated balance sheets have reflected the unamortized portion of construction allowances from landlords as a reduction of property and equipment instead of as a deferred rent credit. In addition, the Company’s statements of cash flows have reflected construction allowances as a reduction of capital expenditures within cash flows from investing activities, rather than cash flows from operating activities.

     Further, in prior periods, the Company had previously recognized the straight line rent expense for leases beginning on the commencement date of store operations, which had the effect of excluding the build-out period of its stores (during which the Company typically made no rent payments) from the calculation of the period over which it expenses rent.

     The impact of the corrections on the Company’s consolidated statements of income is expected to be a reduction of net income of approximately $1.0 million, $.3 million and $.6 million for the fiscal years ended January 29, 2005, January 31, 2004 and February 1, 2003, respectively. The impact of the corrections on the Company’s consolidated statements of income for the fourth quarters ended January 29, 2005 and January 31, 2004 are expected to be an increase in net income of $.2 million and $.1 million, respectively.

     The impact on the Company’s January 29, 2005 consolidated balance sheet is expected to be an increase in deferred rent of approximately $14.4 million, a decrease in deferred tax liability of approximately $4.8 million, and a decrease in retained earnings of approximately $7.9 million, net of taxes, as well as an increase in property and equipment and a corresponding deferred rent credit of approximately $67.7 million. The impact on the Company’s January 31,

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

2004 consolidated balance sheet is expected to be an increase in deferred rent of approximately $12.7 million, a decrease in deferred tax liability of approximately $4.7 million, and a decrease in retained earnings of approximately $7.5 million, net of taxes, as well as an increase in property and equipment and a corresponding deferred lease credit of approximately $57.0 million.

     The impact on the Company’s consolidated statements of cash flows will be to increase both “net cash provided by operating activities” and “net cash used in investing activities” by equal amounts. These adjustments are expected to be approximately $18.8 million, $10.9 million and $11.3 million for the fiscal years January 29, 2005, January 31, 2004 and February 1, 2003, respectively.

     The Company will file the corrections to its annual and interim financial statements in its annual report on Form 10-K for the fiscal year ended January 29, 2005. The Company’s Forms 10-Q for fiscal 2005 will reflect the restated information for the corresponding quarters in fiscal 2004.

     Pacific Sunwear is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of January 29, 2005, the Company operated 744 PacSun stores, 84 PacSun outlet stores and 162 d.e.m.o. stores for a total of 990 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

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3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000